BGC PARTNERS

REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

EXHIBIT 99.1

NEW YORK – April 29, 2021 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended March 31, 2021.

Howard W. Lutnick, Chairman and CEO of BGC Partners:

“BGC’s margins improved across nearly all measures, driven by record Fenics and Corant revenues.

Fenics growth accelerated during the first quarter, with net revenues increasing by 40 percent and represented over 20 percent of our total revenues, excluding insurance – its highest ever contribution. The growth in our Fenics platforms continued to significantly outpace the overall business as we added new clients and expanded our product offerings.

As we continue to grow our higher margin businesses, we are well positioned for increased profitability.”

SELECT FINANCIAL RESULTS1

Highlights of Consolidated Results (USD millions)	1Q21	1Q20	Change
Revenues	$567.6	$603.2	(5.9)%
GAAP income from operations before income taxes	74.1	31.0	138.6%
GAAP net income for fully diluted shares	62.2	19.3	222.1%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	114.5	112.1	2.1%
Post-tax Adjusted Earnings	101.6	99.8	1.8%
Adjusted EBITDA	147.5	118.9	24.1%
Per Share Results	1Q21	1Q20	Change
GAAP fully diluted earnings per share	$0.11	$0.04	175.0%
Post-tax Adjusted Earnings per share	$0.18	$0.19	(5.3)%

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

FIRST QUARTER 2021 HIGHLIGHTS

•	GAAP net income for fully diluted shares of $62.2 million, a 222.1 percent improvement from last year.
•	Post-tax Adjusted Earnings of $101.6 million reflecting a 135 basis point margin expansion.
•	Adjusted EBITDA of $147.5 million, an improvement of 24.1 percent.
•	Record Fenics net revenues of $105.6 million, an improvement of 40.0 percent from last year – the fourth consecutive quarter of record net revenues.
•	Record Fenics Markets[2] revenues of $95.1 million with a pre-tax Adjusted Earnings margin of 30.2 percent.
•	Fenics Growth Platforms[3] revenues of $10.6 million, an improvement of 82.1 percent.
•	Record Fenics UST ADV grew by over 47 percent, significantly outpacing the overall market.
•	Record Fenics UST market share, which grew from 6 percent to over 9 percent across all US Treasury platforms, and from 9 percent to over 18 percent of the CLOB market in March 2021[4].
•	Fenics GO total volume increased by over 300 percent and grew estimated block-sized front-month market share[5] in Euro Stoxx 50 and Nikkei 225 index options by 490 and 1,290 basis points, respectively.
•	Record Lucera revenues which increased by approximately 73 percent from last year.
•	Record Corant brokerage revenues of $52.4 million, up 16.8 percent.
•	Environmental products grew by 16 percent, supporting the reduction of global carbon emissions and promoting clean and renewable energy.

AWARDS

•	Fenics GO named OTC Trading Platform of the Year by Risk Magazine in 2021.
•	Capitalab named OTC Infrastructure Service of the Year by Risk Magazine in 2021.

DISCUSSION OF RESULTS

BGC recorded its second highest ever total revenues of $567.6 million, behind only the year ago period, where the COVID-19 pandemic drove market volatility and trading volumes to record levels. Pandemic-related events drove revenues over $43 million higher than the mid-point of BGC’s revenue outlook for the first quarter of 2020. Excluding the impact of these pandemic-related events, BGC’s first quarter 2021 revenues would have been an estimated $8 million higher than last year.

[2]

Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated revenues. Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.

[3]	Fenics Growth Platforms include Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms.
[4]

Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. Fenics UST increased its overall market share and CLOB market share from 6.0 percent to 9.2 percent and from 9.3 percent to 18.1 percent, respectively, year-on-year for March 2021, per Greenwich Associates.

[5]	Estimated market share in block size, front month Euro Stoxx 50 and NIKKEI 225 index options.

BGC’s first quarter reflected Fenics net revenues of $105.6 million, an increase of 40.0 percent from last year. Fenics represented 20.5 percent of total revenues, excluding Corant – its highest ever revenue contribution.

BGC’s margins expanded across nearly all measures this quarter. Additionally, BGC had pre-tax Adjusted Earnings improvement of approximately $15 million in Fenics Growth Platforms and Corant.

CONSOLIDATED REVENUES

Consolidated Revenues (USD millions)	1Q21	1Q20	Change
Rates	$161.8	$167.2	(3.3)%
Foreign exchange	83.4	94.4	(11.6)%
Credit	90.0	97.2	(7.3)%
Energy and commodities	75.9	83.7	(9.4)%
Equity derivatives and cash equities	70.5	81.8	(13.9)%
Insurance	52.4	44.8	16.8%
Total brokerage revenues	$534.0	$569.2	(6.2)%
Data, software, and post-trade	22.0	19.4	13.3%
Fees from related parties, interest and dividend income, and other revenues	11.6	14.6	(20.5)%
Total revenues	$567.6	$603.2	(5.9)%

The first quarter of 2020 was unique in that it reflected record market volatility and volumes, driven by the onset of the COVID-19 pandemic. Excluding the effects of the pandemic, BGC estimates total revenues would have been approximately $8 million higher than last year.

BGC reported total revenues of $567.6 million in the first quarter of 2021. Revenues and performance across the business was as follows: Voice / Hybrid, including other revenues and excluding Corant, generated revenues of $409.5 million with a pre-tax Adjusted Earnings margin of approximately 22 percent in the first quarter of 20216. Fenics reported record net revenues of $105.6 million, an improvement of 40.0 percent, with a pre-tax Adjusted Earnings margin of 30.2 percent in its Fenics Markets business. Corant also generated record revenues during the first quarter of $52.4 million, up 16.8 percent.

BGC recorded its second highest ever quarterly Rates brokerage revenues, second only to the year ago period. BGC had strong growth across U.S. and European rates, including inflation products and European government bonds. This growth was offset by lower activity across Sterling rates products. The first quarter of 2021 provided a favorable trading environment across many of the Rates products BGC brokers. Increasing U.S. interest rates, particularly in longer dated benchmarks, drove volatility higher and supported global Rates

[6]	Includes fees from related parties, interest and dividend income and other revenues, excluding those related to Corant, of $11.5 million and corporate related expenses.

trading volumes. We expect record levels of global debt issuance and increasing interest rate volatility to provide long term tailwinds to the overall Rates asset class.

Corant’s record performance was driven by improved productivity from recently hired brokers and hardening insurance pricing trends.

Additionally, BGC took steps last year to optimize its front office headcount with a focus on reducing underperforming and less profitable brokers, which lowered revenues in the short-term, but improved overall profitability. These measures, along with increased contribution from Fenics, led to a 4.2 percent improvement in average productivity of our financial brokers and salespeople, compared to last year.

FENICS

Fenics Revenues (USD millions)	1Q21	1Q20	Change
Fenics Markets	$95.1	$69.7	36.5%
Fenics Growth Platforms	10.6	5.8	82.1%
Fenics net revenues	$105.6	$75.5	40.0%
Technology services (inter-company)	20.7	26.0	(20.2)%
Total Fenics revenues	$126.3	$101.4	24.6%

Fenics net revenues increased by 40.0 percent in the first quarter, driven by a $25.4 million, or 36.5 percent increase in Fenics Markets and a $4.8 million, or 82.1 percent increase in Fenics Growth Platforms. Fenics Markets had a pre-tax Adjusted Earnings margin of 30.2 percent in the first quarter.

Beginning this quarter, BGC will categorize its Fenics businesses as Fenics Markets and Fenics Growth Platforms. Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated7 revenues. Fenics Growth Platforms includes Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms. Revenue generated from Data, Software, and Post-trade attributable to Fenics Growth Platforms are included within their related businesses. Fenics Markets and Fenics Growth Platforms compete with companies such as CME, Tradeweb and MarketAxess.

Fenics Growth Platforms revenues nearly doubled from a year ago, driven by strong growth in Fenics UST, Lucera and Fenics GO:

Fenics UST average daily volumes (“ADV”) grew by over 47 percent during the quarter. Fenics UST market share across all platforms, including non-CLOB platforms, such as Tradeweb, Bloomberg and MarketAxess, increased from 6 percent to over 9 percent in March 2021 year-over-year. Additionally, Fenics UST nearly doubled its CLOB market share from 9 percent to over 18 percent during the same period8. Fenics UST’s tighter pricing continued to attract client volumes, with nearly 70 percent of all its CLOB trades in the first quarter being transacted at prices only offered on the Fenics UST platform9.

[7]

Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.

[8]	Central limit order book (“CLOB”) market share is based on data from Greenwich Associates and BGC’s internal estimates.
[9]	Conventional U.S. Treasury market is priced in ticks of 1/32; Fenics UST offers the tightest U.S. Treasury pricing at 1/16 of 1/32 per tick.

Lucera revenues increased approximately 73 percent from last year, as it won new clients, expanded existing customer relationships, and reflected the integration of Algomi, which was acquired in March 2020.

Fenics GO volumes increased by over 300 percent in the first quarter, primarily driven by Euro Stoxx 50 and Nikkei 225 index options, along with recent launches of additional Asian and European index products. Estimated block-sized market share in front-month Euro Stoxx 50 and Nikkei 225 index options increased by 490 and 1,290 basis points to 5.7 percent and 13.0 percent, respectively10. Fenics GO is the only anonymous multilateral electronic platform for block-sized listed equity index options, giving it a unique advantage in helping clients satisfy their best execution requirements.

Fenics brokerage revenues increased by 49.2 percent to $83.7 million, while Data, Software, and Post-trade revenues increased by 13.3 percent to $22.0 million.

CONSOLIDATED EXPENSES11 AND TAXES AND NONCONTROLLING INTEREST

Consolidated Expenses (USD millions)	1Q21	1Q20	Change
Compensation and employee benefits under GAAP	$308.2	$344.9	(10.7)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	33.5	42.2	(20.6)%
Non-compensation expenses under GAAP	158.7	180.0	(11.8)%
Total expenses under GAAP	$500.4	$567.1	(11.8)%

Compensation and employee benefits for Adjusted Earnings	$305.0	$321.7	(5.2)%
Non-compensation expenses for Adjusted Earnings	149.1	165.8	(10.0)%
Total expenses for Adjusted Earnings	$454.1	$487.4	(6.8)%

The Company’s compensation and employee benefits expense under GAAP and Adjusted Earnings decreased in the first quarter of 2021 due to lower commissionable revenues, lower headcount, and cost reduction initiatives previously executed. Compensation expense under GAAP reflects $1.7 million and $22.7 million of charges related to cost savings initiatives for the first quarter 2021 and 2020, respectively.

[10]	Front-month refers to the nearest expiration date of an options contract and is within 32 days of expiration.
[11]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

BGC’s non-compensation expenses decreased due to management’s tighter cost control, lower selling and promotion activities as a result of the pandemic, reduced professional and consulting fees, and decreased commissions and floor brokerage expense.

Taxes and Noncontrolling Interest (USD millions)	1Q21	1Q20	Change
GAAP provision for income taxes	$14.9	$10.9	37.4%
Provision for income taxes for Adjusted Earnings	12.0	12.9	(6.8)%
GAAP net income attributable to noncontrolling interest in subsidiaries	16.0	6.5	146.9%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.9	(0.6)	261.0%

CONSOLIDATED SHARE COUNT12

Consolidated Share Count (USD millions)	1Q21	1Q20	Change	4Q20	Change (QoQ)
Fully diluted weighted-average share count under GAAP	557.1	538.4	3.5%	365.3	NMF
Fully diluted weighted-average share count for Adjusted Earnings	557.1	538.4	3.5%	553.6	0.6%
Fully diluted spot share count under GAAP and Adjusted Earnings	557.0	538.6	3.4%	553.2	0.7%

BGC’s fully diluted spot share count increased by 0.7 percent sequentially. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares for such periods. The Company expects to use relatively more cash with respect to compensation and acquisitions to minimize dilution.

SELECT BALANCE SHEET METRICS13

BGC’s liquidity was $634.2 million as of March 31, 2021 compared with $652.6 million as of year-end 2020. Cash and cash equivalents were $574.4 million as of March 31, 2021 versus $593.6 million as of December 31, 2020, while notes payable and other borrowings were $1,313.3 million compared with $1,315.9 million. Total capital was $890.4 million compared with $828.9 million as of year-end 2020.

[12]	“Spot” is used interchangeably with the end-of-period share count.
[13]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

Cash uses have historically been the greatest in the first quarter, which includes payments of annual bonuses, tax payments, and timing differences between commissions earned in the seasonally busier first quarter, and commissions collected from business generated in the seasonally slower fourth quarter.

OUTLOOK

Metric (USD millions)	Guidance	Actual
	2Q21	2Q20
Revenues	$485 - 535	$519.1
Pre-tax Adjusted Earnings	$88 - 108	$92.1
	FY 2021	FY 2020
Adjusted Earnings Tax Rate (%)	10 - 12%	11.0%

BGC’s revenues were approximately 9 percent lower for the first 18 trading days of the second quarter of 2021, when compared to the same period in 2020, which included higher volatility and trading volume driven by pandemic related events in April of last year.

DIVIDEND INFORMATION

On April 28, 2021, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on June 2, 2021 to Class A and Class B common stockholders of record as of May 19, 2021. The ex-dividend date will be May 18, 2021.

POSSIBLE CORPORATE CONVERSION14

The Company continues to explore a possible conversion into a simpler corporate structure, weighing any significant change in taxation policy. In particular, the Company is awaiting insight into future U.S. Federal tax policies, which remain uncertain. Should the Company decide to move forward with a corporate conversion, it will continue to work with regulators, lenders, and rating agencies, and BGC’s board and committees will review potential transaction arrangements.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-K for the impact of the pandemic on the Company’s employees, clients, and results.

[14]	BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION

BGC will hold a conference call on the date of this release to discuss first quarter 2021 results starting at 11:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-757-5722 (U.S.) or +1 412-542-4119 (international) and entering passcode 1015-4977. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$574,384	$593,646
Cash segregated under regulatory requirements	257,512	257,031
Securities owned	59,527	58,572
Marketable securities	338	349
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,822,549	304,022
Accrued commissions and other receivables, net	854,761	739,009
Loans, forgivable loans and other receivables from employees and partners, net	419,638	408,142
Fixed assets, net	211,233	214,782
Investments	40,004	38,008
Goodwill	556,392	556,211
Other intangible assets, net	281,571	287,157
Receivables from related parties	6,919	11,953
Other assets	485,837	480,418
Total assets	$5,570,665	$3,949,300

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,510	$3,849
Repurchase agreements	94	—
Accrued compensation	202,918	220,726
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,676,985	179,716
Payables to related parties	47,501	36,252
Accounts payable, accrued and other liabilities	1,435,951	1,363,919
Notes payable and other borrowings	1,313,295	1,315,935
Total liabilities	4,680,254	3,120,397
Redeemable partnership interest	19,989	20,674

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
385,857 and 373,545 shares issued at March 31, 2021 and December 31,
2020, respectively; and 334,364 and 323,018 shares outstanding at
March 31, 2021 and December 31, 2020, respectively	3,858	3,735
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of March 31, 2021 and
December 31, 2020, convertible into Class A common stock	459	459
Additional paid-in capital	2,365,750	2,354,492
Treasury stock, at cost: 51,492 and 50,527 shares of Class A common stock at	(318,864)	(315,313)
March 31, 2021 and December 31, 2020, respectively
Retained deficit	(1,226,187)	(1,265,504)
Accumulated other comprehensive income (loss)	(32,284)	(28,930)
Total stockholders' equity	792,732	748,939
Noncontrolling interest in subsidiaries	77,690	59,290
Total equity	870,422	808,229
Total liabilities, redeemable partnership interest and equity	$5,570,665	$3,949,300

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
Revenues:	2021	2020
Commissions	$435,220	$455,855
Principal transactions	98,763	113,311
Total brokerage revenues	533,983	569,166

Fees from related parties	3,785	5,521
Data, software and post-trade	21,986	19,398
Interest and dividend income	3,038	4,161
Other revenues	4,784	4,921
Total revenues	567,576	603,167

Expenses:
Compensation and employee benefits	308,162	344,928
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	33,495	42,204
Total compensation and employee benefits	341,657	387,132
Occupancy and equipment	48,133	51,074
Fees to related parties	5,291	5,435
Professional and consulting fees	16,140	19,956
Communications	29,804	30,521
Selling and promotion	7,488	18,699
Commissions and floor brokerage	17,929	19,277
Interest expense	17,853	17,506
Other expenses	16,089	17,531
Total non-compensation expenses	158,727	179,999
Total expenses	500,384	567,131

Other income (losses), net:
Gains (losses) on equity method investments	1,466	1,023
Other income (loss)	5,406	(6,015)
Total other income (losses), net	6,872	(4,992)

Income (loss) from operations before income taxes	74,064	31,044

Provision (benefit) for income taxes	14,939	10,875
Consolidated net income (loss)	$59,125	$20,169

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	16,034	6,495

Net income (loss) available to common stockholders	$43,091	$13,674

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended March 31,
	2021	2020
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$43,091	$13,674
Basic earnings (loss) per share	$0.12	$0.04
Basic weighted-average shares of common stock outstanding	374,318	358,001

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$62,248	$19,325
Fully diluted earnings (loss) per share	$0.11	$0.04
Fully diluted weighted-average shares of common stock outstanding	557,068	538,442

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;

*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q1 2021	Q1 2020
GAAP income (loss) from operations before income taxes	$74,064	$31,044

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	33,495	42,204
Other Compensation charges (2)	3,131	23,242
Total Compensation adjustments	36,626	65,446

Non-Compensation adjustments:
Amortization of intangibles (3)	6,993	8,196
Acquisition related costs	716	268
Impairment charges	2,009	4,776
Other (4)	(103)	998
Total Non-Compensation adjustments	9,615	14,238

Other income (losses), net adjustments:
Fair value adjustment of investments (5)	—	40
Other net (gains) losses (6)	(5,831)	1,351
Total other income (losses), net adjustments	(5,831)	1,391

Total pre-tax adjustments	40,410	81,075

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$114,474	$112,119

GAAP net income (loss) available to common stockholders	$43,091	$13,674
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	15,147	7,046
Total pre-tax adjustments (from above)	40,410	81,075
Income tax adjustment to reflect adjusted earnings taxes (8)	2,919	(2,019)

Post-tax adjusted earnings	$101,567	$99,776

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.11	$0.04

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.01)	—
Total pre-tax adjustments (from above)	0.07	0.15
Income tax adjustment to reflect adjusted earnings taxes	0.01	(0.00)

Post-tax adjusted earnings per share	0.18	0.19

Fully diluted weighted-average shares of common stock outstanding	557,068	538,442

Dividends declared per share of common stock	$0.01	$0.14
Dividends declared and paid per share of common stock	$0.01	$0.14

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q1 2021	Q1 2020
Issuance of common stock and grants of exchangeability	$7,854	$23,034
Allocations of net income	5,631	1,279
LPU amortization	17,094	16,309
RSU amortization	2,916	1,582
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$33,495	$42,204

(2) GAAP expenses in the first quarter of 2021 and 2020 included certain one-off costs associated with the cost reduction program of $1.7 million and $16.6 million, respectively. The first quarter of 2020 also included certain loan impairments related to the cost reduction program of $6.0 million. GAAP expenses in the first quarter of 2021 and 2020 included certain acquisition-related compensation expenses of $1.4 million and $0.3 million, respectively.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes various other GAAP items. Pre-tax Adjusted Earnings in each presented period of 2020 exclude the impact of the employee theft of funds, including penalties and interest, and other immaterial revisions that have been made to previously issued financial statements. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(5) Includes non-cash loss of $40 thousand related to fair value adjustments of investments held by BGC in the first quarter of 2020.

(6) For the first quarters of 2021 and 2020, includes non-cash gains of ($1.5) million and ($1.0) million, respectively, related to BGC's investments accounted for under the equity method. The first quarter of 2021 also includes a ($4.4) million gain recognized on litigation resolution from settlement of a claim dating back to 2012, while the first quarter of 2020 also included a net loss of $2.5 million related to an investment impairment and a net gain of ($0.1) million related to various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision for income taxes was $14.9 million and $10.9 million for the first quarters of 2021 and 2020, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted $2.9 million and ($2.0) million for the first quarters of 2021 and 2020, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $12.0 million and $12.9 million for the first quarters of 2021 and 2020, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q1 2021	Q1 2020

Common stock outstanding	374,318	358,001
Limited partnership units	113,615	113,705
Cantor units	52,394	52,363
Founding partner units	12,108	12,325
RSUs	3,413	708
Other	1,220	1,340

Fully diluted weighted-average share count under GAAP and Adjusted Earnings	557,068	538,442

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	March 31, 2021	December 31, 2020

Cash and cash equivalents	$574,384	$593,646
Securities owned	59,527	58,572
Marketable securities	338	349
Repurchase agreements	(94)	—
Total Liquidity	$634,155	$652,567

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q1 2021	Q1 2020
GAAP net income (loss) available to common stockholders	$43,091	$13,674

Add back:

Provision (benefit) for income taxes	14,939	10,875

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	16,034	6,495

Interest expense	17,853	17,506

Fixed asset depreciation and intangible asset amortization	21,655	21,923

Impairment of long-lived assets	2,009	4,775

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	33,495	42,204

(Gains) losses on equity method investments (3)	(1,532)	1,455

Adjusted EBITDA	$147,544	$118,907

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the first quarters of both 2021 and 2020, includes non-cash gains of ($1.5) million and ($1.0) million, respectively, related to BGC's investments accounted for under the equity method. The first quarter of 2020 also includes a net loss of $2.5 million related to an investment impairment.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the first quarter of 2021 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

About BGC Partners, Inc.

BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, Insurance, and Futures. BGC also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, Lucera, Corant Global, Corant, and Piiq are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Investor Contact:
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